PRESS RELEASE

Exhibit 99.1

Air Lease Corporation Announces the Sale of its ATR Fleet to Nordic Aviation Capital

LOS ANGELES, December 23, 2015 - Air Lease Corporation (NYSE: AL) announced the sale of 25 ATR aircraft in its fleet to Nordic Aviation Capital A/S (“NAC”).  These ATR aircraft have served ALC well in meeting the demand from airline customers operating shorter sector lengths.  As our business has matured, ALC has focused more on our mainline jet aircraft operations with these turboprop aircraft now accounting for less than 5% of our current fleet.  NAC is a global leader specializing in meeting the needs of ATR turboprop operators and this transaction adds further scale to their business.  We anticipate that a majority of aircraft transfers will occur during the first half of 2016.

“This is a great result for ALC shareholders.  Our ATR fleet is a profitable platform which assisted ALC with its early development. The sale of this portfolio allows us to deploy more capital to grow our main line jet fleet” said Steven F. Udvar-Házy, Chairman and Chief Executive Officer of Air Lease Corporation.

“NAC is the world’s largest turboprop lessor and this fleet of ATR aircraft is a fantastic addition to our current portfolio of over 250 aircraft. ALC has built up an impressive group of ATR customers and we are delighted to add them to our growing list of customers. We look forward to providing them with the same high level of customer care that ALC has provided to them in recent years. We understand ALC’s desire to maintain focus on mainline jets as NAC will also continue to maintain its focus on our core regional aircraft market” said Martin Møller, Chairman of Nordic Aviation Capital A/S.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expected transfer dates.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC's website at www.airleasecorp.com.

Investors:	Media:
Ryan McKenna	Laura St. John
Vice President	Manager, Media and Investor Relations
Email: rmckenna@airleasecorp.com	Email: lstjohn@airleasecorp.com